Wednesday May 12, 9:29 am Eastern Time

Company Press Release

SOURCE: Internet Stock Market Resources, Inc.

Internet Stock Market Resources, Inc. Announces Telecommunications Company As Its Latest Client: TMEX USA, Inc.

ST. PETERSBURG, Fla., May 12 /PRNewswire/ -- Internet Stock Market Resources, Inc. (OTC Bulletin Board: ISMR - news) is announcing the addition of TMEX USA, Inc. (OTC Bulletin Board: TMXU - news) to its listed member organization.

TMEX USA., Inc., is a debt-free public communications company. The Company is diversified in many communications market places including telephone, data, internet and video circuit sectors. In April 1999, the Company announced its inauguration of a new international traffic switch in Laredo, Texas, for the voice traffic to and from Mexico; and also, (Company press release announced April 14, 1999), the Company has entered into its initial contract that represents projected annual revenues of $8,000,000.00 (eight million) with a pioneer service provider in internet Telephony.

For on-line investor information on TMXU go to:
http://www.internetstockmarket.com/corpprof/t/tmxu.html

For general investor relations call: 702-631-9661.

Internet Stock Market Resources, Inc. is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on publicly traded companies. All information is supplied by the companies upon becoming a member of ISMR and paying necessary fees to ISMR. Stock information and related financial material is included by ISMR at no extra charge.

Additional clients of Internet Stock Market Resources, Inc. who receive on-line investor relations services include: ALYA International Inc., (OTC Bulletin Board: ALYA - news), Fonix Corp (Nasdaq: FONX - news), Alpha Bytes, (OTC Bulletin Board: ABYT - news); iVision Group (OTC Bulletin Board: IVIG - news), Steriodogenesis Inhibitors Intl. (OTC Bulletin Board: STGI - news), Viking Capital Group Inc. (OTC Bulletin Board: VGCP - news), AltaChem Pharma (Alberta: AAF.AL - news), First Florida Communications (OTC Bulletin Board:
FFCI - news), and Sunpoint Securities, Inc. (OTC Bulletin Board: SNPC -
news).

Internet Stock Market Resources, Inc., herewith states that no other company mentioned in this release is related to TMEX USA, Inc., nor is any company mentioned in this release related to Internet Stock Market Resources, Inc., except through normal business relationships. For information regarding Internet Stock Market Resources, Inc., please contact: Budd Morris, Pres.,
Ph: 727.896.9696 or e-mail morrisb@internetstockmarket.com

SAFE HARBOR -- Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results.

SOURCE: Internet Stock Market Resources, Inc.